                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              drugstore.com, inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            [LOGO OF DRUGSTORE.COM]

                                                                   May 12, 2000

Dear Stockholder:

  You are cordially invited to attend the annual meeting of the stockholders (the "Annual Meeting") of drugstore.com, inc., a Delaware corporation, to be held on Wednesday, June 21, 2000 at 9:00 AM Pacific Time, at Embassy Suites Hotel, Diplomat Room, 3225--158th Avenue Southeast, Bellevue, Washington 98008-6401.

  At the Annual Meeting, you will be asked to consider and vote upon the following:

  1. The election of our directors;

  2. A proposal to amend our 1998 stock plan to provide for an increase in the number of shares of our common stock available for issuance thereunder; and

  3. The ratification of the appointment of Ernst & Young LLP as our independent auditors for the 2000 fiscal year.

  The attached Proxy Statement presents the details of these proposals.

  Our board of directors has unanimously approved proposals (1), (2) and (3) above and recommends that you vote FOR each proposal's approval and adoption.

  Your participation and vote is important. The election of directors will not be effected without the affirmative vote of a plurality of the outstanding common stock present, in person or by proxy, and voting at the Annual Meeting. The adoption of the proposals to amend our 1998 stock plan and to ratify the appointment of Ernst & Young LLP as our independent auditors will not be effected without the affirmative vote of at least a majority of the outstanding common stock present, in person or by proxy, and voting at the Annual Meeting.

  For further information regarding the matters to be voted on at the Annual Meeting, I urge you to carefully read the accompanying Proxy Statement, dated May 12, 2000. If you have more questions about these proposals or would like additional copies of the Proxy Statement, you should contact David E. Rostov, Chief Financial Officer of drugstore.com, inc., 13920 Southeast Eastgate Way, Suite 300, Bellevue, Washington 98005; telephone: (425) 372-3200. Even if you plan to attend the Annual Meeting in person, please complete, sign, date, and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. This will not limit your right to attend or vote at the Annual Meeting.

                                          Sincerely,

                                          /s/ Peter M. Neupert

                                          Peter M. Neupert
                                          Chairman of the Board, President and
                                           Chief Executive Officer

  The accompanying Proxy Statement is dated May 12, 2000 and is first being mailed to stockholders on or about May 19, 2000.

                            [LOGO OF DRUGSTORE.COM]

                               ----------------

                 NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                                 June 21, 2000

                               ----------------

To the Stockholders of
DRUGSTORE.COM, INC.:

  NOTICE IS HEREBY GIVEN that the 2000 annual meeting of the stockholders (the "Annual Meeting") of drugstore.com, inc., a Delaware corporation, will be held on Wednesday, June 21, 2000 at 9:00 AM Pacific Time, at Embassy Suites Hotel, Diplomat Room, 3225--158th Avenue Southeast, Bellevue, Washington 98008-6401. The Annual Meeting will be held for the following purposes:

  1. To elect our directors to serve a one-year term;

  2. To consider and act upon a proposal to amend our 1998 stock plan to provide for an increase in the number of shares of our common stock available for issuance thereunder;

  3. To ratify the appointment of Ernst & Young LLP as our independent auditors for the 2000 fiscal year; and

  4. To transact such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

  Only stockholders of record at the close of business on May 4, 2000 are entitled to notice of and to vote at the Annual Meeting.

  All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person, even though the stockholder has previously returned a proxy.

                                          By Order of the Board of Directors
                                          of drugstore.com, inc.

                                          /s/ Mark L. Silverman

                                          Mark L. Silverman
                                          Vice President, Business
                                           Development, General Counsel and
                                           Secretary

Bellevue, Washington
May 12, 2000


                            YOUR VOTE IS IMPORTANT

    In order to ensure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

                            [LOGO OF DRUGSTORE.COM]


                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                     To be held on Wednesday June 21, 2000

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  This Proxy Statement is being furnished by our board of directors to holders of our common stock, par value $0.0001 per share, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of our stockholders (the "Annual Meeting") to be held on Wednesday, June 21, 2000 at 9:00 AM Pacific Time, at Embassy Suites Hotel, Diplomat Room, 3225--158th Avenue Southeast, Bellevue, Washington 98008-6401 and at any adjournment or postponement thereof. The purposes of the Annual Meeting are set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.

  Our complete mailing address is drugstore.com, inc., 13920 Southeast Eastgate Way, Suite 300, Bellevue, Washington 98005, and our telephone number is (425) 372-3200.

  This Proxy Statement and the accompanying form of proxy are first being mailed to our stockholders on or about May 19, 2000.

Stockholders Entitled to Vote; Vote Required

  Our board of directors has fixed the close of business on May 4, 2000 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Accordingly, only holders of record on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were outstanding and entitled to vote 52,171,395 shares of our common stock, constituting all of our voting stock. As of the Record Date, there were approximately 253 holders of record of our common stock. Each holder of record of our common stock on the Record Date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the Annual Meeting. A plurality of the shares present in person or represented by proxy at the meeting and actually cast will elect the directors. Holders of common stock are not allowed to cumulate their votes in the election of directors. All other matters submitted to a vote of stockholders require the affirmative vote of a majority of the outstanding shares present at the meeting and entitled to vote for approval. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for 10 days prior to the Annual Meeting during ordinary business hours at our headquarters located at 13920 Southeast Eastgate Way, Suite 300, Bellevue, Washington 98005. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

  Shares of our common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares that abstain from voting, and shares held in a street name by a broker nominee who indicates on a proxy that it does not have discretionary authority to vote as to a particular matter ("Broker Non-Votes"), will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists. In the election of directors, an abstention or Broker Non-Vote will have no effect on the outcome. For all other matters to be voted on, abstentions will be treated as votes AGAINST a particular matter and Broker Non-Votes will not be considered as shares entitled to vote on a particular matter and, accordingly, will have no effect on the outcome of the vote with respect to a particular matter.

Proxies

  This Proxy Statement is being furnished to you in connection with the solicitation of proxies by, and on behalf of, our board of directors for use at the Annual Meeting, and is accompanied by a form of proxy.

  All shares of our common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of Broker Non-Votes), such proxies will be voted as recommended by our board of directors.

  If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn such Annual Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a letter and delivering it to us before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent to drugstore.com, inc., 13920 Southeast Eastgate Way, Suite 300, Bellevue, Washington 98005, Attention: Secretary, or hand delivered to our Secretary at or before the taking of the vote at the Annual Meeting.

  We will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

  Our board of directors currently consists of eight members. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his or her successor is duly elected and qualified. The board of directors elects executive officers on an annual basis. Each executive officer serves until his or her successor has been duly elected and qualified. There are no family relationships among any of our directors, officers and key employees of drugstore.com.

  Each member of our board of directors is eligible for re-election at the Annual Meeting for an additional one-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the re-election of our directors, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the board of directors.

Nominees

  Peter M. Neupert, 44, has served as a director and the President and Chief Executive Officer of drugstore.com since July 1998 and as Chairman of the Board of Directors since July 1999. From March 1987 to

July 1998, he worked for Microsoft Corporation in several positions, most recently as Vice President of News and Publishing for Microsoft's interactive media group. Mr. Neupert is also a director of Avenue A, Inc. Mr. Neupert holds an M.B.A. from the Amos Tuck School of Business at Dartmouth College and a B.A. from Colorado College.

  Jeffrey P. Bezos, 36, has served as a director of drugstore.com since August 1998. Mr. Bezos, a founder of Amazon.com, Inc., has served as Chairman of the Board of Directors of Amazon.com since its founding in 1994, Chief Executive Officer of Amazon.com since May 1996, President of Amazon.com from its founding to June 1999 and Treasurer and Secretary of Amazon.com from May 1996 to March 1997. From December 1990 to June 1994, Mr. Bezos was employed by D.E. Shaw & Co., a Wall Street investment firm, becoming Senior Vice President in 1992. From April 1988 to December 1990, Mr. Bezos was employed by Bankers Trust Company, becoming Vice President in February 1990. Mr. Bezos received his B.S. in Electrical Engineering and Computer Science from Princeton University.

  Brook H. Byers, 54, has served as a director of drugstore.com since May 1998. Mr. Byers is a partner of Kleiner Perkins Caufield & Byers, a private venture capital firm, and has been a technology venture capital investor since 1972. He has served on the Board of Directors of over twenty companies, and he is currently a director of Ventro, Inc. and several private companies. He also served as the founding President and Chairman of Idec Pharmaceuticals, Ligand Pharmaceuticals, Athena Neurosciences and Insite Vision Opthalmics. Mr. Byers serves on the boards of the California Healthcare Institute and the Foundation of the University of California at San Francisco Medical Center. Mr. Byers received a degree in Electrical Engineering from Georgia Institute of Technology and an M.B.A. from the Stanford Graduate School of Business.

  L. John Doerr, 48, has served as a director of drugstore.com since November 1998. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a private venture capital firm, since September 1980. In 1974, he joined Intel Corporation and held various engineering, marketing and management assignments. Mr. Doerr is also a director of Amazon.com, Excite@Home, Healtheon/WebMD Corporation, Intuit, Inc., Epicor Softwear Corporation, Homestore.com, Martha Stewart Living Omnimedia, Inc., Lightspan Partnership, and SunMicrosystems, as well as several private companies. Mr. Doerr received his M.E.E. and B.S.E.E. from Rice University and his M.B.A. from Harvard University Graduate School of Business.

  Melinda French Gates, 35, has served as a director of drugstore.com since August 1999. Mrs. Gates worked at Microsoft Corporation from 1987 to May 1996 in a variety of positions, including serving as both product manager and general manager for the development of several multi-media products and other software programs. Since leaving Microsoft in 1996, Mrs. Gates has focused on philanthropic work in the areas of global health and learning. She is a founder of the Bill and Melinda Gates Foundation. She is also a co-chair of the Governor of Washington's Washington State Early Learning Commission and is on the advisory board of Third Age Media. Mrs. Gates holds a B.A. from Duke University and an M.B.A. from The Fuqua School of Business at Duke University, and is a member of the Duke University Board of Trustees.

  Mary Sammons, 53, has served as a director of drugstore.com since January 2000. Ms. Sammons has been President and Chief Operating Officer of Rite Aid Corporation since December 1999. Previously, Ms. Sammons was President and Chief Executive Officer of Fred Meyer Stores, a food, drug and general merchandise chain in the Pacific Northwest, since January 1998, and had been an Executive Vice President of Fred Meyer Stores prior thereto. She served Fred Meyer Stores in various capacities since 1973. Ms. Sammons received her B.A. in French and a secondary-level teaching certificate from Marylhurst College (now Marylhurst University).

  William D. Savoy, 35, has served as a director of drugstore.com since July 1999. Mr. Savoy is President of Vulcan Northwest Inc., managing the personal finances of Paul Allen, and Vice President of Vulcan Ventures Inc., a venture capital fund wholly owned by Paul Allen. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy serves on the Advisory Board of DreamWorks SKG and also serves as a director of Charter Communications, Inc., Go2Net, Inc., Harbinger

Corporation, High Speed Access Corporation, Metricom, Inc., RCN Corporation, Telescan, Inc., Ticketmaster Online-CitySearch, USA Networks, Inc. and Value America, Inc. Mr. Savoy holds a B.S. in Computer Science, Accounting, and Finance from Atlantic Union College.

  Howard Schultz, 46, has served as a director of drugstore.com since November 1998. Mr. Schultz, the founder of Starbucks Corporation, has served as Chairman of the Board and Chief Executive Officer of Starbucks since its inception in 1985. From 1985 to June 1994, Mr. Schultz also served as President of Starbucks. Beginning on June 1, 2000, Mr. Schultz will serve as Chairman of the Board and Chief Global Strategist of Starbucks. Mr. Schultz is one of two founding members of Maveron LLC, a company providing advisory services to consumer-based businesses, and is one of two members of a limited liability company that serves as a general partner of its affiliated venture capital fund, Maveron Equity Partners, L.P. Mr. Schultz is a governor on the National Association of Securities Dealers, Inc. Board of Governors, and he is a director of Ebay, Inc. Mr. Schultz received his B.S. degree from Northern Michigan University.

Board Of Directors' Meeting And Committees

  Our board of directors held seven meetings during fiscal 1999 and took actions twelve times by unanimous written consent. Our board has an audit committee and a compensation committee. Our compensation committee has a stock option subcommittee and an ESPP subcommittee.

  Compensation Committee. The compensation committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation and benefits provided to our officers. In addition, the compensation committee establishes and reviews general policies relating to the compensation and benefits of all of our employees. The current members of the compensation committee are Peter M. Neupert and Howard Schultz. Since the current members of the compensation committee do not meet the definition of "non-employee directors" for purposes of SEC Rule 16b-3, the full board of directors will continue to approve stock option grants for our officers in order to qualify the option grants for an exemption from short-swing trading rules. The Compensation Committee took action by unanimous written consent two times during fiscal year 1999.

  Stock Option Subcommittee. The stock option subcommittee of the compensation committee has authority to grant stock options to optionees who are not executive officers or directors of drugstore.com. In fiscal year 1999 Peter M. Neupert was the sole member of the stock option subcommittee.

  ESPP Subcommittee. The ESPP subcommittee of the compensation committee has authority to administer our 1999 employee stock purchase plan. In fiscal year 1999 Peter M. Neupert was the sole member of the ESPP subcommittee.

  Audit Committee. The audit committee of the board of directors reviews and monitors our internal accounting procedures, corporate financial reporting, external and internal audits, the results and scope of the annual audit and other services provided by our independent auditors, and our compliance with legal matters that have a significant impact on our financial reports. The Audit Committee also recommends to our board of directors the independent public accountants to be selected to conduct the annual audit of our accounts. Brook H. Byers and William D. Savoy were the members of the audit committee for the fiscal year 1999. The Audit Committee met one time during fiscal year 1999.

  No director attended fewer than 80% of the aggregate number of meetings of the board of directors and meetings of the committees of the board on which he or she served during fiscal year 1999 except for Mrs. Gates who attended two of the four meetings of the board of directors that have occurred since she was elected to the board of directors.

Director Compensation

  We currently do not provide any cash compensation to our directors for their service as members of the board of directors, although we do reimburse the directors for certain expenses in connection with attendance at board and committee meetings. Under our 1998 stock plan, non-employee directors are eligible to receive stock option grants at the discretion of the board or any other administrator of the plan. In September 1999, we granted to Melinda French Gates, one of our non-employee directors, options to purchase 25,000 shares of common stock at an exercise price of $53.875 per share. One-half of these options vest one year after the date of grant and the remaining options vest in two equal installments at the end of the next two six-month periods.

Compensation Committee Interlocks and Insider Participation

  The board of directors established its compensation committee in May 1999. Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No interlocking relationship, as defined by the Securities Exchange Act of 1934, exists between our board of directors or our compensation committee and the board of directors or compensation committee of any other company, and no interlocking relationship existed in the past.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
        MANAGEMENT STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information regarding the beneficial ownership of our common stock as of May 4, 2000 by:

  . each stockholder known by us to own beneficially more than 5% of our common stock;

  .  each director and director nominee;

  . the Chief Executive Officer and the three other highest paid executive officers; and

  .  all directors and executive officers as a group.

  As of May 4, 2000, we had 52,171,395 shares of common stock outstanding and 253 stockholders of record. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after May 4, 2000 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for individuals that beneficially own 5% or more of our common stock is the same as the address of the entity affiliated with such individual indicated in the applicable footnote.

                                                              Percentage of
                                        Number of Shares of    Common Stock
Name and Address of Beneficial Owner       Common Stock     Beneficially Owned
------------------------------------    ------------------- ------------------
Amazon.com, Inc.(1)....................     12,355,745             23.7%
 1516 2nd Avenue
 Seattle, WA 98101

Rite Aid Corporation(2)................      9,334,746             17.9
 30 Hunter Lane
 Camp Hill, PA 17011

Kleiner Perkins Caufield & Byers(3)....      7,033,271             13.5
 2750 Sand Hill Road
 Menlo Park, CA 94025

General Nutrition Investment                 2,947,853              5.7
 Company(4)............................
 1002 South 63rd Avenue At Buckeye
 Phoenix, AZ 15222

                                                             Percentage of
                                       Number of Shares of    Common Stock
Name and Address of Beneficial Owner      Common Stock     Beneficially Owned
------------------------------------   ------------------- ------------------
Vulcan Ventures, Incorporated(5)......      2,266,289              4.3
 110 110th Avenue NE, Suite 550
 Bellevue, WA 98004

Peter M. Neupert(6)...................      1,964,812              3.8
 13920 Southeast Eastgate Way, Suite
  300
 Bellevue, WA 98005

Maveron Equity Partners, L.P.(7)......      1,187,183              2.3

Jeffrey P. Bezos(1)...................     12,355,745             23.7

Brook H. Byers(3).....................      7,033,271             13.5

L. John Doerr(3)......................      7,033,271             13.5

Melinda French Gates..................            --               --

Mary Sammons(8).......................      9,334,746             17.9

William Savoy(5)......................      2,276,289              4.4

Howard Schultz(7).....................      1,187,183              2.3

Kal Raman(9)..........................         63,087                *

David E. Rostov(10)...................         49,005                *

Mark L. Silverman(11).................         53,252                *

All directors and executive officers       34,317,890             65.5
 as a group (12 persons)(12)..........

--------
  *   Less than 1%

 (1) Includes 1,066,667 shares of common stock issued and sold to Amazon.com, Inc. on January 24, 2000 in a private placement transaction. Jeffrey P. Bezos is a director of drugstore.com and is the Chairman of the Board and Chief Executive Officer of Amazon.com, Inc.
 (2) Consists of shares held by Rite Investments Corp., a wholly-owned subsidiary of Rite Aid Corporation. Under the terms of the Third Amended and Restated Voting Agreement dated June 17, 1999, Rite Aid has the right to nominate one member to our board of directors.
 (3) Consists of 6,313,633 shares held by Kleiner Perkins Caufield & Byers VIII, L.P. (KPCB VIII), 365,600 shares held by KPCB VIII Founders Fund, L.P., 351,538 shares held by KPCB Life Sciences Zaibatsu Fund II, L.P. and 2,500 shares held by KPCB IX Associates, L.P. KPCB VIII and KPCB VIII Founders Fund, L.P. are wholly controlled by KPCB VIII Associates, L.P. KPCB Life Sciences Zaibatsu Fund II, L.P. is wholly controlled by KPCB VII Associates, L.P. Brook H. Byers and L. John Doerr, each a general partner of KPCB VIII Associates and KPCB VII Associates, L.P., are both directors of drugstore.com. Mr. Byers and Mr. Doerr each disclaim beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in those shares.
 (4) In August 1999, General Nutrition Companies, Inc., the parent company of General Nutrition Investment Company, was acquired by Royal Numico N.V., a European maker of nutrition products.
 (5)  Includes 2,266,289 shares held by Vulcan Ventures Incorporated. William
      D. Savoy is a director of drugstore.com and is the vice president of Vulcan Ventures, a venture capital firm wholly-owned by Paul Allen. Mr. Savoy disclaims beneficial ownership of shares held by Vulcan Ventures except to the extent of his pecuniary interest in those shares.
 (6) As of May 4, 2000, 682,500 of such shares are subject to a right of repurchase at cost in the event Peter M. Neupert ceases to be an employee of drugstore.com. Mr. Neupert's shares of common stock are held jointly by Mr. Neupert and Sheryl Neupert. Includes 91,666 shares subject to options exercisable within 60 days of May 4, 2000.

 (7) Howard Schultz is a director of drugstore.com and one of two founding members of Maveron LLC and is one of two members of a limited liability company that serves as a general partner of its affiliated venture capital fund, Maveron Equity Partners, L.P. Mr. Schultz disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in those shares.
 (8) Consists of shares held by Rite Investments Corp., a wholly-owned subsidiary of Rite Aid Corporation. Mary Sammons is the President and Chief Operating Officer of Rite Aid Corporation.
 (9) Includes 55,250 shares subject to options exercisable within 60 days of May 4, 2000.
(10) Includes 1,000 shares held by Mr. Rostov as custodian for his two children and 22,500 shares subject to options exercisable within 60 days of May 4, 2000.
(11) Includes 20,500 shares subject to options exercisable within 60 days of May 4, 2000.
(12) Includes 199,916 shares subject to options held by the directors and officers exercisable within 60 days of May 4, 2000.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Composition of the Committee

  During fiscal year 1999, our compensation committee consisted of Peter M. Neupert and Howard Schultz. Mr. Schultz is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and a "non-employee director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. As an officer of drugstore.com, Mr. Neupert does not satisfy the definitions of "outside director" and "non-employee director." Consequently, as discussed below, the entire board of directors determines Mr. Neupert's compensation.

  Our compensation committee has a stock option subcommittee that has the authority to grant stock options to individuals who are not executive officers or directors of drugstore.com and an ESPP subcommittee that administers our 1999 employee stock purchase plan. Mr. Neupert is the sole member of both subcommittees.

Compensation Philosophy

  We offer compensation packages designed to attract and retain outstanding employees, to encourage and reward the achievement of corporate goals and to align employee financial interests with long-term stockholder value. Our compensation policy is to offer a package including a competitive salary, an incentive bonus based upon individual performance goals and competitive benefits. We also encourage broad-based employee ownership of drugstore.com common stock through employee stock purchase and stock option programs in which most employees are eligible to participate.

  Our compensation policy for executive officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals. Executive officers receive total compensation packages in line with their responsibilities and expertise.

Cash-Based Compensation

  The salaries of the executive officers, other than the chief executive officer, are determined annually by the compensation committee with reference to several surveys of salaries paid to executives with similar responsibilities at comparable companies in the high technology industry. Each executive officer, other than the chief executive officer, is eligible to receive a cash bonus at the discretion of the compensation committee based upon individually established performance goals.

Stock-Based Compensation

  We seek to align the long-term interests of our executive officers (and other employees) with those of our stockholders. As a result, each executive officer receives a significant stock option grant when he or she joins the company or is promoted to executive officer. Stock-based compensation is determined annually by the compensation committee with reference to several surveys of equity compensation awarded to executives with similar responsibilities at comparable companies in the high technology industry. Grant sizes are determined based on various subjective factors primarily relating to the responsibilities of the individual officers, their anticipated contributions to our success and prior option grants. We intend to grant additional stock options to executive officers from time-to-time based on performance and potential. The compensation committee establishes goals as an incentive for superior individual, group, and corporate performance.

Ongoing Review

  The compensation committee will evaluate our compensation policies on an ongoing basis to determine whether they enable us to attract, retain and motivate key personnel. To meet these objectives, we may from time to time increase salaries, award additional stock options or provide other short- and long-term incentive compensation to executive officers.

Policy Regarding Section 162(m) of the Internal Revenue Code

  We are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to our executive officers in excess of $1 million. Section 162(m) also provides for certain exemptions to the limitations on deductibility, including compensation that is "performance based" within the meaning of Section 162(m). As discussed above, because of the composition of our compensation committee, we currently cannot avail ourselves of the "performance-based" compensation exception of Section 162(m).

Peter M. Neupert
Howard Schultz

                 BOARD OF DIRECTORS' REPORT ON COMPENSATION OF
                          THE CHIEF EXECUTIVE OFFICER

  The entire board of directors (other than Mr. Neupert) annually reviews and approves the compensation of Peter M. Neupert, the Chief Executive Officer. In making its decisions, the board uses the same policies and goals that are used by the compensation committee in determining compensation for other executive officers. The terms of Mr. Neupert's compensation are set forth in his offer letter. For 1999, Mr. Neupert received a base salary of $249,184 and a bonus of $250,000. The board of directors believes Mr. Neupert is paid a reasonable salary, and his bonus is based on the same corporate financial goals as our other executive officers. In addition, Mr. Neupert is a significant stockholder in drugstore.com, and to the extent his performance as chief executive officer translates into an increase in the value of our common stock, all stockholders, including him, share the benefits.

  Jeffrey P. Bezos
  Brook H. Byers
  L. John Doerr
  Melinda French Gates
  Mary Sammons
  William D. Savoy
  Howard Schultz

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return to stockholders for drugstore.com, inc., the Nasdaq Stock Market Index-U.S. and the Morgan Stanley High Technology Index. The graph assumes that $100 was invested in our common stock and in each index on July 27, 1999, the date of our IPO, assuming reinvestment of dividends. No dividends have been declared or paid on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

   Comparison of 8-month Cumulative Total Return* Among drugstore.com, inc., the Nasdaq Stock Market (U.S.) Index and the Morgan Stanley High Technology
                                     Index

                              [PERFORMANCE GRAPH]


                                                Nasdaq Stock
                                                   Market    Morgan Stanley High
Date                        drugstore.com, inc.    (U.S.)     Technology Index
----                        ------------------- ------------ -------------------
7/27/99....................        $100             $100            $100
12/31/99...................        $201             $150            $150

--------
* $100 invested on 7/27/99 in stock or index including reinvestment of dividends.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation received for services rendered to drugstore.com for fiscal 1998 and 1999 by our chief executive officer and the four other individuals who were the most highly compensated executive officers in fiscal 1999 of those earning more than $100,000 in salary and bonus.

                          Summary Compensation Table

                                                     Long-Term
                                    Annual          Compensation
                                 Compensation          Awards
                               -----------------     Securities
Name and Principal                                   Underlying     All Other
Position                  Year  Salary   Bonus      Options (#)  Compensation(1)
------------------        ---- -------- --------    ------------ ---------------
Peter M. Neupert........  1999 $249,184 $250,000     1,000,000       $  397
President, Chief          1998  107,692      --            --           170
 Executive Officer
 and Chairman of the
 Board of Directors

Kal Raman...............  1999 $174,171 $ 36,954       350,000       $  278
Senior Vice President     1998   60,577  129,692(2)    150,000        5,895(3)
 and Chief Operating
 Officer

David E. Rostov.........  1999 $123,794 $ 21,615       275,000       $  190
Vice President, Chief
 Financial Officer
 and Treasurer

Mark L. Silverman.......  1999 $171,564 $ 60,083(4)    275,000       $  272
Vice President, Business
 Development,
 General Counsel and
 Secretary

Suzan K. DelBene(5).....  1999 $135,092 $  6,879           --        $  214
Former Vice President,    1998   44,217    5,255       150,000          101
 Marketing
 and Store Development

--------
(1) Represents a premium paid for term life insurance for the benefit of the named executive officer.
(2) Includes a $120,000 signing bonus received by Mr. Raman in 1998.
(3) Includes a $5,400 reimbursement for relocation expenses.
(4) Includes a $35,000 signing bonus paid to Mr. Silverman in 1999.
(5) Ms. DelBene resigned as an officer of drugstore.com effective October 15, 1999.

Option Grants

  The following table provides summary information regarding stock options granted to the individuals named in the summary compensation table during the year ended January 2, 2000.

                       Option Grants in Last Fiscal Year

                             Individual Grants
                         -------------------------                      Potential Realizable
                                        % of Total                     Value at Assumed Annual
                           Number of     Options                           Rates of Stock
                           Securities   Granted to                        Appreciation For
                           Underlying   Employees                          Option Term (3)
                            Options     in Fiscal  Exercise Expiration -----------------------
Name                     Granted (1)(#)  Year (2)   Price      Date        5%          10%
----                     -------------- ---------- -------- ---------- ----------- -----------
Peter M. Neupert........   1,000,000       20.5%   $32.4375  12/28/09  $20,399,769 $51,697,021


Kal Raman...............      75,000        1.6      7.8300   4/26/09    1,611,758   2,914,302

                             275,000        5.6     35.1250  11/18/09    6,074,729  15,394,556
                           ---------       ----                        ----------- -----------
                             350,000        7.2%                         7,686,487  18,308,858

David E. Rostov.........     150,000        3.1      0.4500   1/28/09    4,330,515   6,935,605
                             125,000        2.6     35.1250  11/18/09    2,761,241   6,997,525
                           ---------       ----                        ----------- -----------
                             275,000        5.7%                         7,091,756  13,933,130

Mark L. Silverman.......     150,000        3.1      0.4500   1/18/09    4,330,515   6,935,605
                             125,000        2.6     35.1250  11/18/09    2,761,241   6,997,525
                           ---------       ----                        ----------- -----------
                             275,000        5.7%                         7,091,756  13,933,130

Suzan K. DelBene(4).....         --         --          --        --           --          --

--------
(1) As long as the optionee maintains continuous employment with drugstore.com, options granted to the individuals above vest as follows: options granted to Mr. Neupert vest monthly over a ten-year period at an annual rate of one-tenth of the total number of shares subject to the option; options granted to Mr. Raman with an expiration date of April 26, 2009 vest over a five-year period at a rate of one-fourth of the total number of shares subject to the option on the sixteen-month anniversary of the date of grant with the remaining shares subject to the option vesting in equal installments at the end of each six-month period thereafter; options granted to Mr. Raman with an expiration date of November 18, 2009 vest over a five-year period at a rate of one-fourth the total number of shares subject to the option on the first anniversary of the date of grant with the remaining shares subject to the option vesting in equal installments at the end of each six-month period thereafter; options granted to Mr. Rostov and Mr. Silverman vest over a four-year period (with respect to options with an expiration date in January 2009) or a five-year period (with respect to options with an expiration date in November 2009) at a rate of one-fourth the total number of shares subject to the option on the first anniversary of the date of grant with the remaining shares subject to the option vesting in equal installments at the end of each six-month period thereafter.
(2) Based on an aggregate of 4,880,075 shares underlying options granted by drugstore.com during the fiscal year ended January 2, 2000 to our employees.
(3) Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the fair market value of the common stock on the date of grant or, in the case of options granted prior to our initial public offering, the initial public offering price of $18.00 per share, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.
(4) Suzan DelBene resigned as an officer of drugstore.com effective October 15, 1999.

Option Exercises and Holdings

  The following table provides summary information concerning options exercised during the year ended January 2, 2000, and exercisable and unexercisable options held as of January 2, 2000, by the individuals named in the summary compensation table above.

    Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                            Number of           Value of Unexercised
                                                      Securities Underlying         In-the-Money
                                                       Unexercised Options        Options at Fiscal
                            Number of                at Fiscal Year-End (#)         Year-End (1)
                         Shares Acquired   Value    ------------------------- -------------------------
Name                       on Exercise    Realized  Unexercisable Exercisable Unexercisable Exercisable
----                     --------------- ---------- ------------- ----------- ------------- -----------
Peter M. Neupert........        --              --     958,334      41,666     $3,593,753   $  156,248
Kal Raman...............        500      $   14,230    462,500      37,000      6,485,594    1,337,458
David E. Rostov.........        --              --     275,000         --       5,493,438          --
Mark L. Silverman.......        --              --     275,000         --       5,493,438          --
Suzan K. DelBene(2).....     57,500       2,182,700     92,500         --       3,343,644          --

--------
(1) Based on a value of $36.1875 per share, the share price on January 2, 2000, minus the per share exercise price, multiplied by the number of shares underlying the option.
(2) Suzan DelBene resigned as an officer of drugstore.com effective October 15, 1999.

Agreements with Named Executive Officers

  Peter M. Neupert's employment offer letter provides for an initial annual salary of $250,000 and an initial annual bonus of up to $125,000. We also granted Mr. Neupert a one-time right to purchase 1,260,000 shares of our common stock at a purchase price of $.04 per share. We have a lapsing right to repurchase Mr. Neupert's unvested shares. As of May 4, 2000, our right to repurchase has lapsed with respect to 577,500 shares of stock and will continue to lapse with respect to 26,250 shares each month while he remains employed, with all of these shares becoming fully vested on the 27th of the month following his fourth anniversary of employment. If we are acquired by another entity or sell substantially all our assets, and Mr. Neupert is not offered a position with the surviving corporation with responsibilities similar to those held at drugstore.com prior to the transaction, our right of repurchase will lapse with respect to all of these shares. Mr. Neupert's employment is for no specified length of time, and either party has the right to terminate Mr. Neupert's employment at any time for any reason. If we terminate Mr. Neupert's employment other than for "cause" (which is defined in his agreement to mean gross negligence or willful misconduct in the performance of his duties, the failure to obey our board of directors, defrauding or stealing from drugstore.com, or being convicted of a crime that harms the business or reputation of drugstore.com), our right of repurchase will lapse on an additional 236,250 shares of the then-unvested portion. The offer letter also provides that in the event Mr. Neupert's employment is terminated for any reason, he will continue to receive his then-current base salary and benefits for a period of nine months.

  Kal Raman's employment offer letter provides for an initial annual salary of $175,000, a $100,000 signing bonus (which was grossed up to $120,000 to negate the effect of applicable taxes), reimbursement of $5,000 for a lost down payment on a house in Florida and an annual bonus of up to 15% of his salary. We also offered Mr. Raman an option to purchase 150,000 shares of common stock under our 1998 stock plan. In the offer letter, we agreed to guarantee a loan from a bank in the amount of $250,000. However, instead of guaranteeing a bank loan, we and Mr. Raman agreed that we would loan $250,000 directly to Mr. Raman. See "Certain Relationships and Related Transactions" for a description of our loan arrangement with Mr. Raman. Mr. Raman's employment is for no specified length of time, and either party has the right to terminate the agreement at any time for any reason.

  Mark L. Silverman's employment offer letter provides for an initial annual base salary of $175,000, a $35,000 signing bonus and a bonus at the discretion of the chief executive officer commensurate with other officers of drugstore.com. We also offered Mr. Silverman an option to purchase 150,000 shares of our common stock under our 1998 stock plan. If we are acquired by another entity or sell substantially all of our assets and Mr. Silverman is not offered a position with the surviving corporation with responsibilities similar to those held at drugstore.com or if his employment is terminated other than for "cause" (which is defined in his agreement to mean gross negligence or willful misconduct in the performance of his duties, the failure to obey our board of directors or chief executive officer, defrauding or stealing from drugstore.com, or being convicted of a crime that harms the business or reputation of drugstore.com), the option with respect to all then-unvested shares shall vest. Mr. Silverman's employment is for no specified length of time, and either party has the right to terminate Mr. Silverman's employment at any time for any reason. The offer letter also provides that, in the event Mr. Silverman's employment is terminated without cause, he will continue to receive his then-current base salary and benefits for a period of twelve months.

  Suzan K. DelBene resigned as Vice President, Marketing and Store Development of drugstore.com effective as of October 15, 1999 pursuant to a separation agreement and release. Under the terms of her agreement Ms. DelBene continued to receive her regular base salary and benefits until April 8, 2000. In addition, we accelerated the vesting of options to purchase 20,000 shares of our common stock to October 1, 1999.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Prior to our initial public offering, we issued and sold shares of our capital stock as follows: a total of 2,265,000 shares of common stock at a price of $.04 per share in June, July and August 1998, a total of 10,000,000 shares of Series A preferred stock at a price of $.80 per share in June and August 1998, a total of 5,446,268 shares of Series B preferred stock at a price of $3.35 per share in October, November and December 1998, a total of 4,472,844 shares of Series C preferred stock at a price of $7.825 per share in January and March 1999, a total of 2,266,289 shares of Series D preferred stock at a price of $17.65 per share in June 1999, a total of 12,282,599 shares of Series E preferred stock in July 1999. All shares of our preferred stock were converted into common stock on a 1-for-1 basis upon the closing of our initial public offering. In addition, concurrently with our initial public offering, we issued and sold 555,555 shares of our common stock to Amazon.com, Inc. in a private placement transaction at the initial public offering price of $18 per share, and on January 24, 2000, we issued and sold 1,066,667 shares of our common stock to Amazon.com in a private placement transaction at a price of $28.125 per share. The following table summarizes the shares of capital stock purchased by executive officers, directors and five-percent stockholders and their affiliates in these transactions:

                                    Series A  Series B  Series C  Series D  Series E
                           Common   Preferred Preferred Preferred Preferred Preferred
      Investor(1)           Stock     Stock     Stock     Stock     Stock     Stock
      -----------         --------- --------- --------- --------- --------- ---------
Kleiner Perkins Caufield
 & Byers(2)(3)..........        --  4,937,500 1,582,089   511,182       --        --
Amazon.com, Inc.(2)(4)..  1,622,222 5,000,000 3,177,612 2,555,911       --        --
Maveron Equity Partners,
 L.P.(2)(5).............        --        --    417,910   766,773       --        --
Peter M. Neupert(2)(6)..  1,260,000       --    268,657   319,489       --        --
Vulcan Ventures
 Incorporated(2)(7).....        --        --        --        --  2,266,289       --
Rite Aid
 Corporation(2)(8)......        --        --        --        --        --  9,334,746
General Nutrition
 Investment
 Company(2)(9)..........        --        --        --        --        --  2,947,853

--------
(1) Shares held by affiliated persons and entities have been added together for the purposes of this chart. See "Principal and Selling Stockholders" for a chart of beneficial owners.
(2) Holder of 5% or more of a class of our capital stock.
(3) Includes shares held by Kleiner Perkins Caufield & Byers VIII, L.P. (KPCB
    VIII), KPCB VIII Founders Fund, L.P., and KPCB Life Sciences Zaibatsu Fund II, L.P. KPCB VIII and KPCB VIII Founders Fund, L.P. are wholly controlled by KPCB VIII Associates, L.P. KPCB Life Sciences Zaibatsu Fund II, L.P. is wholly controlled by KPCB VII Associates, L.P., Brook H. Byers and L. John Doerr, each a general partner of KPCB VIII Associates and KPCB VII Associates, L.P., are both directors of drugstore.com. Mr. Byers and Mr. Doerr each disclaim beneficial ownership of shares held by these entities except to the extent of their pecuniary interest therein. In November
    1998, drugstore.com and Kleiner Perkins Caufield & Byers agreed to rescind the purchase of 89,552 of such shares and refund the $299,999 purchase price. As a result, after November 1998, Kleiner Perkins Caufield & Byers held 1,582,089 shares of Series B preferred stock.
(4) In consideration of Amazon.com's obligations under a technology license and advertising agreement, we issued Amazon.com 5,000,000 shares of our Series A preferred stock. We issued these shares primarily in exchange for Amazon.com's early marketing and support efforts in connection with and after our launch. Jeffrey P. Bezos, Chairman of the Board and Chief Executive Officer of Amazon.com, became a director of drugstore.com upon completion of the issuance.
(5) Howard Schultz, a director of drugstore.com, is one of the two founding members of Maveron LLC, and is one of two members of a limited liability company that serves as a general partner of its affiliated venture capital fund, Maveron Equity Partners, L.P.
(6) Mr. Neupert's shares of preferred stock are held jointly by Mr. Neupert and Sheryl Neupert.
(7) In May 1999, we issued a convertible promissory note convertible into 2,266,289 shares of Series D preferred stock to Vulcan Ventures in exchange for $40 million in cash and an obligation to provide cable television advertising valued at $5 million. The note was converted into 2,266,289 shares of Series D preferred stock in June 1999. William D. Savoy, vice president of Vulcan Ventures, became a director of drugstore.com in July 1999.
(8) In July 1999, we issued Rite Aid 9,334,746 shares of Series E preferred stock for $7.6 million in cash and additional consideration. Mary Sammons, one of our directors, is the president and chief operating officer of Rite Aid.
(9) In July 1999, we issued General Nutrition Investment Company, a wholly-owned subsidiary of General Nutrition Companies, Inc., 2,947,853 shares of Series E preferred stock for $2.4 million in cash and additional consideration.

  A provision of the investors' rights agreement dated May 19, 1999 between drugstore.com and some of our stockholders precludes Kleiner Perkins Caufield & Byers, Amazon.com and Maveron Equity Partners from purchasing additional shares of our common stock without our prior approval if the purchase would cause any of them to hold individually more than 40% of our outstanding common stock (calculated on a fully diluted basis to include outstanding options and shares reserved under our stock plans). This restriction lasts until August 2002. Pursuant to a June 17, 1999 addendum, Rite Aid and General Nutrition Companies, Inc. were made parties to this agreement and are subject to its provisions.

  In May 1999, we issued a convertible promissory note convertible into 2,266,289 shares of Series D preferred stock to Vulcan Ventures in exchange for $40 million in cash and an obligation by Vulcan to provide cable television advertising valued at $5 million based on comparable transactions with unaffiliated third parties. The advertising is expected to be aired over a three-year period and will be expensed in the period in which the airtime is used. The note was converted into 2,266,289 shares of Series D preferred stock in June 1999. William D. Savoy, vice president of Vulcan Ventures, became a director of drugstore.com in July 1999.

  In June 1999, we entered into a strategic relationship with Rite Aid whereby customers are able to refill prescriptions at our Web site and either use our standard delivery options or pick up the prescriptions at Rite Aid stores. In addition, Rite Aid and drugstore.com will promote each other's services both online and offline, including a link from Rite Aid's Web site to our Web site. In addition, we will participate in substantially all of the retail pharmacy networks managed by PCS Health Systems, Inc., a wholly-owned subsidiary of Rite Aid, which claims to provide pharmacy benefit management services for more than 50 million individuals in the United States. We have a separate ten-year agreement with PCS. As part of the relationship, both Rite Aid and drugstore.com agreed to certain exclusivity provisions that limit our ability to promote or affiliate with any other physical retail drugstore and from operating a traditional physical drugstore, and will preclude Rite Aid from offering or selling products or services on the Internet other than through our Web site. In addition, the agreement provides that if we establish our own distribution center, we will purchase all of our pharmaceutical requirements from Rite Aid. The agreement contains additional provisions providing for the licensing by Rite Aid to drugstore.com of information technology systems and the integration of the information technology and pharmacy systems of the two companies. This agreement extends for ten years, but can be terminated for breach prior to such time. In connection with this relationship, Rite Aid acquired 9,334,746 shares of Series E preferred stock (all of which was converted into common stock at the time of our initial public offering) for $7.6 million in cash and additional consideration. Under the terms of the Third Amended and Restated Voting Agreement dated June 17, 1999, Rite Aid has the right to nominate one member to our board of directors, and Mary Sammons, Rite Aid's President and Chief Operating Officer, is currently a member of our board of directors.

  In June 1999, we entered into a relationship with General Nutrition Companies, Inc. ("GNC") whereby we are the exclusive online provider of GNC-branded products. We have the exclusive right to sell GNC's nutrition products over the Internet, including the PharmAssure brand of pharmacist recommended vitamins and nutritional supplements, subject to our meeting performance parameters based on traffic to our Web site and sales of GNC's products over the Internet in the third and fifth year of the relationship. As long as we have the exclusive right to distribute GNC's products over the Internet, we will not promote any other retail health food store or operate a physical retail health food store. If the exclusivity provisions of the agreement terminate, we have the non-exclusive right to sell these products for the remaining term of the agreement. As part of this relationship, we have created a separate part of our Web site called the GNC LiveWell Store, which is dedicated to selling on consignment basis GNC products. In connection with this relationship, GNC acquired 2,947,853 shares of our Series E preferred stock (all of which was converted into common stock at the time of our initial public offering). As part of our relationship with GNC, GNC and drugstore.com agreed to co-promote each other's products and services in both their traditional and online marketing efforts, including GNC putting a link to our Web site on their Web site. The agreement extends for ten years, but can be terminated for breach prior to such time.

  On January 24, 2000, we entered into an agreement with Amazon.com to integrate various shopping features of our Web sites and create a persistent drugstore.com shopping presence on Amazon.com's Web site. The agreement also covers various advertising and cross-promotion initiatives and obligates the parties to undertake the development of additional features designed to further integrate their Web sites, including with respect to search and browse capabilities and a shared shopping basket. We agreed to pay Amazon.com a total of $105 million over the three-year term of the agreement, of which $30 million was paid at the time the agreement was executed.

  We have entered into offer letters with several of our executive officers. See "Agreements with Named Executive Officers" for a description of the offer letters.

  On December 3, 1998, we loaned $250,000 to Kal Raman, our Senior Vice President and Chief Operating Officer. In our offer letter to Mr. Raman, we agreed to guarantee a loan for $250,000, and, in connection with this obligation, chose to provide the loan directly to Mr. Raman. The loan is with full recourse and bears interest at 7% and is further secured by the shares issuable upon exercise of Mr. Raman's stock option. All principal and accrued interest under the loan remains outstanding and is due and payable on the earlier of December 3, 1999, or within 15 days after ceasing to provide substantial services to drugstore.com. The board of directors has approved the extension of the term of this loan, and all principal and interest under the loan remains outstanding and is due and payable on the earlier of December 31, 2000, or within 15 days after Mr. Raman ceases to provide substantial services to drugstore.com. The highest aggregate amount of principal and interest outstanding under this loan since December 3, 1998 and through January 2, 2000 was approximately $268,938.

  All future transactions, including any loans from us to our officers, directors, principal stockholders or affiliates, will be approved by a majority of our board of directors, including a majority of the independent and disinterested members of the board, and if required by law, a majority of disinterested stockholders.

  In the event that drugstore.com merges or is acquired by another company and Peter M. Neupert is not offered a similar position with similar responsibilities by the surviving entity, or if the surviving entity's principal office is located more than 50 miles from his residence, all of Mr. Neupert's unvested shares will be released from our option to repurchase these shares.

         PROPOSAL NO. 2--APPROVAL OF AMENDMENT OF THE 1998 STOCK PLAN

  On May 4, 2000, our board of directors amended, subject to stockholder approval, the number of shares of common stock reserved for issuance under our 1998 stock plan. Currently, there are 11,000,000 shares of common stock reserved for issuance under our 1998 stock plan. The amendment provides for an increase in the number of shares reserved for issuance, to:

  .  18,000,000 shares (an increase of 7,000,000 shares), plus

  . an automatic annual increase, beginning on the first day of our fiscal year starting in 2001, equal to (i) the lesser of (a) 5% of the outstanding shares of common stock as of the end of the immediately preceding fiscal year and (b) 6,000,000 shares or (ii) a lesser amount determined by the plan administrator; provided that any shares from any such increase in previous years that are not actually issued will be added to the aggregate number of shares available for issuance under the 1998 stock plan.

  This amendment is being submitted for approval by the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting. The following is a description of the material features of our 1998 stock plan. A copy of our 1998 stock plan may be obtained upon written request to David E. Rostov, our Chief Financial Officer, at the address listed on page 1.

 General Description of the 1998 Stock Plan

  Our 1998 stock plan provides for the grant of incentive stock options under
Section 422 of the Internal Revenue Code to employees and nonstatutory stock options and stock purchase rights to employees, directors, and consultants to acquire shares of common stock. The purposes of the 1998 stock plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. Our board of directors originally adopted the 1998 stock plan in July 1998 and our stockholders approved the plan in July 1998. The 1998 stock plan was amended, with the approval of our stockholders, in January 1999, April 1999 and July 1999. As of May 4, 2000, options to purchase
10,453,309 shares of common stock were outstanding at a weighted average exercise price of $15.2382 per share, 8,000 shares had been issued pursuant to restricted stock purchase agreements, 449,533 shares had been issued upon exercise of outstanding options, and 97,158 shares remained available for future grant. The closing price of the drugstore.com common stock on May 4, 2000 was $8.6250.

  The 1998 stock plan may be administered by the board of directors, a committee appointed by the board of directors or a combination of the board of directors and a committee, as determined by the board of directors. The administrator determines the terms of options granted under the 1998 stock plan, including the number of shares subject to the option, exercise price, term and exercisability. In no event, however, may an individual receive option grants for more than 2,500,000 shares of common stock under the 1998 stock plan in any fiscal year. The board of directors authorizes awards under the 1998 stock plan for our executive officers and non-employee directors. Awards to all other employees are determined by the stock option subcommittee of our compensation committee in amounts that it deems appropriate based on each employee's position and responsibilities and the number of newly hired employees. For this reason, it is not possible to determine the benefits or amounts of the awards that will be received by any particular employees or group of employees in the future.

  Incentive stock options granted under the 1998 stock plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of such fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock. Nonstatutory stock options granted under the 1998 stock plan will have an exercise price as determined by the administrator. Payment of the exercise price may be made in cash or such other consideration as determined by the administrator.

  Options granted under the 1998 stock plan generally vest over a four-year or five-year period at a rate of one-fourth of the total number of shares subject to the option twelve months after the date of grant, with the remaining shares vesting in equal installments at the end of each six-month period thereafter.

  The administrator determines the term of options, which may not exceed 10 years (or 5 years in the case of an incentive stock option granted to a holder of more than 10% of the total voting power of all classes of our stock). The administrator determines when options become exercisable. Options granted under the 1998 stock plan generally must be exercised within 3 months after the termination of the optionee's status as an employee, director or consultant of drugstore.com, however, if such termination is due to the disability of the optionee, the option will remain exercisable for 12 months. Upon an optionee's death, options will remain exercisable for 6 months. In no event will an option remain exercisable later than the expiration of the option's term.

  No option may be transferred by the optionee other than by will or the laws of descent or distribution, provided, however, that the administrator may in its discretion provide for the transferability of nonstatutory stock options granted under the 1998 stock plan if the common stock is listed or approved for listing on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, Inc. Each option may be exercised during the lifetime of the optionee only by such optionee or permitted transferee.

  The 1998 stock plan will terminate in July 2008 unless it is earlier terminated by the board of directors.

  In the event of our merger with or into another corporation, the successor corporation may assume each option and outstanding stock purchase right or may substitute an equivalent option or stock purchase right. However, if the successor corporation does not agree to this assumption or substitution, the option or stock purchase right will terminate.

  The board of directors has the authority to amend or terminate the 1998 stock plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holder's consent. In addition, we will obtain requisite stockholder approval for any action requiring stockholder approval under the applicable law.

  In the event of a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of our common stock, the board of directors may, but is not required to, proportionately adjust the number of shares underlying any outstanding stock options and the exercise price per share of such outstanding stock options.

 Federal Income Tax Consequences

  The material U.S. federal income tax consequences to drugstore.com and to any person granted an award under the 1998 stock plan who is subject to taxation in the United States under existing applicable provisions of the Internal Revenue Code of 1986, as amended, and underlying Treasury Regulations are substantially as follows. The following summary does not address state, local or foreign tax consequences and it is based on present law and regulations as in effect as of the date hereof.

  Nonstatutory Stock Options. No income will be recognized by an optionee upon the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value at the time of exercise of the shares acquired over the exercise price and the optionee's tax basis in the shares will equal the fair market value on the date of exercise. Upon a later sale of those shares, the optionee will have capital gain or loss equal to the difference between the amount realized on such sale and the tax basis of the shares sold. Furthermore, this capital gain or loss will be long-term capital gain or loss if the shares are held for more than one year before they are sold. Certain additional rules apply if the exercise price for a nonstatutory stock option is paid in previously owned shares or other securities.

  Incentive Stock Options. No income will be recognized by an optionee upon the grant of an incentive stock option. The rules for the tax treatment of a nonstatutory option also apply to an incentive stock option that is exercised more than three months after the optionee's termination of employment (or more than 12 months thereafter in the case of permanent and total disability, as defined in the 1998 stock plan).

  Upon the exercise of an incentive stock option during employment or within three months after the optionee's termination of employment (12 months in the case of permanent and total disability), for regular tax purposes the optionee will recognize no ordinary income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time equal to the excess of the fair market value of the shares over the exercise price). If the acquired shares are sold or exchanged after the later of (i) one year from the date of exercise of the option and (ii) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option exercise price will be taxed to the optionee as long-term capital gain or loss. If the shares are disposed of in an arms' length sale before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares received on the exercise date over the exercise price (or, if less, the excess of the amount realized on the sale of the shares over the exercise price), and the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon the disposition of the shares and (ii) the exercise price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.

  drugstore.com Deduction. In all the foregoing cases, we will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, subject to certain limitations. Among these limitations is Section 162(m) of the Internal Revenue Code. Certain performance-based compensation is not subject to the Section 162(m) limitation on deductibility. Stock options and restricted stock and performance share awards can qualify for this performance-based exception if they meet the requirements set forth in Section 162(m) and Treasury Regulations promulgated thereunder. The 1998 stock plan has been drafted to allow (but not require) compliance with those performance-based criteria; however, due to the current composition of the compensation committee, grants under the plan are not made in compliance with Section 162(m).

  Our board of directors unanimously approved the amendment of the 1998 stock plan and recommends that stockholders vote FOR this amendment.

  The affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (at which a quorum is present) is required to approve this amendment.

      PROPOSAL NO. 3--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Our board of directors, upon the recommendation of our audit committee, has appointed Ernst & Young LLP as our independent auditors, to audit our consolidated financial statements for the 2000 fiscal year. This appointment is being presented to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has served as our independent auditors since 1998. Representatives of Ernst & Young LLP are expected to be present at the meeting and will be given the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions from the stockholders.

  Our board of directors unanimously approved the appointment of Ernst & Young LLP as our independent auditors for the 2000 fiscal year and recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP.

  The affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (at which a quorum is present) is required to ratify the board of directors' selection of Ernst & Young LLP. If the appointment is not ratified, the board of directors will seek other independent auditors.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under Section 16(a) of the Securities and Exchange Act of 1934, as amended, our directors, executive officers, and any persons holding more than ten percent of our common stock are required to report to the Securities and Exchange Commission and the Nasdaq National Market their initial ownership of our stock and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 under the Securities Exchange Act furnished to us, we believe that during fiscal year 1999, our officers, directors and holders of more than 10 percent of our common stock filed all Section 16(a) reports on a timely basis.

                                 OTHER MATTERS

  We know of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters not now known or determined properly come before the Annual Meeting, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  If you want us to consider including a proposal in next year's proxy statement, you must deliver it in writing to us at drugstore.com, inc., 13920 Southeast Eastgate Way, Suite 300, Bellevue, Washington 98005, Attention:
Secretary, no later than January 3, 2001. All proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

  In addition, our Bylaws include advance notice provisions that require stockholders desiring to bring nominations or other business before an annual stockholders meeting to do so in accordance with the terms of the advance notice provisions. These advance notice provisions require that, among other things, stockholders give timely written notice to our Secretary not more than 120, or less than 90, days prior to the date of the annual meeting as determined under our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                                 ANNUAL REPORT

  A copy of our combined annual report to stockholders and annual report on form 10-K for the fiscal year ended January 2, 2000 accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to David E. Rostov, Chief Financial Officer of drugstore.com, inc., 13920 Southeast Eastgate Way, Suite 300, Bellevue, Washington 98005 or upon calling (425) 372-3200.

                                     PROXY

                              drugstore.com, inc.

                 PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF DRUGSTORE.COM, INC.

     The undersigned stockholder of drugstore.com, inc., a Delaware corporation, hereby appoints Peter M. Neupert and Mark L. Silverman as proxies for the undersigned, with full power of substitution, to attend the 2000 Annual Meeting of Stockholders of drugstore.com, inc. to be held on Wednesday, June 21, 2000 at 9:00 AM Pacific Time, at Embassy Suites Hotel, Diplomat Room, 3225 - 158th Avenue Southeast, Bellevue, Washington 98008-6401, and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the nominees for director and FOR the proposals.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

SEE REVERSE                                                          SEE REVERSE
   SIDE                                                                 SIDE

                           . FOLD AND DETACH HERE .

                                                                   Please mark
                                                               [X] votes as in
                                                                   this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR THE FOLLOWING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE MEETING OR ANY ADJUSTMENT(S) OR POSTPONEMENT(S) THEREOF.

1.  Election of Directors:

                                              WITHHELD
                         FOR THE              FROM THE
                        NOMINEES              NOMINEES
                           [ ]                   [ ]

    Nominees: 01 Peter M. Neupert             05 Melinda French Gates
              02 Jeffrey P. Bezos             06 Mary Sammons
              03 Brook H. Byers               07 William D. Savoy
              04 L. John Doerr                08 Howard Schultz

INTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

---------------

2. Approval of an amendment to the 1998 Stock Plan to provide for an increase in the number of shares of common stock available for issuance thereunder.

                      FOR          AGAINST          ABSTAIN
                      [ ]            [ ]              [ ]

3. Ratification of appointment by the Company's Board of Directors of Ernst & Young LLP to serve as the Company's independent auditors for the 2000 fiscal year.

                      FOR          AGAINST          ABSTAIN
                      [ ]            [ ]              [ ]

                                       MARK HERE IF YOU PLAN TO [ ]
                                             ATTEND THE MEETING

                                          MARK HERE FOR ADDRESS [ ]
                                          CHANGE AND NOTE BELOW


                          PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature: ______________________________________    Date: _____________________
Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full line under signature.

                            . FOLD AND DETACH HERE.